Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	LHA
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Amends Loan and Security Agreement

TARRYTOWN, N.Y. (August 31, 2012) – EpiCept Corporation (Nasdaq OMX Stockholm Exchange and OTCQX: EPCT) announced today that it has amended the Company’s Loan and Security Agreement with MidCap Financial, LLC (“MidCap” or the “Lender”) effective August 27, 2012.

Pursuant to the terms of the amendment, EpiCept has made a principal prepayment of $1.2 million, which approximates the scheduled principal payments due under the Loan and Security Agreement from September 1, 2012 through December 31, 2012. As a result of the prepayment, the current principal balance of the loan is $4.1 million. The next principal payment is due on January 15, 2013, and regularly scheduled monthly principal payments will commence February 1, 2013 until the scheduled maturity of the loan in March 2014. The Company will continue to make monthly payments of interest to the Lender as per the Loan and Security Agreement.

EpiCept also agreed, pursuant to the amendment, to maintain a cash balance of $1.1 million in a bank account that is subject to the security interest maintained by MidCap under the loan agreement. Further, the Company has committed to signing a definitive agreement, acceptable to MidCap, by October 15, 2012 with respect to a sale or partnering transaction and to consummate such a transaction as soon as is practical but in any event no later than January 15, 2013.

“This amendment is consistent with our current plans to complete a transaction and leaves us with cash availability similar to what we had prior to the amendment,” remarked Robert Cook, EpiCept interim President and CEO. “While we cannot be certain that an acceptable transaction can be completed according to this timetable or at all, we are intently focused on concluding a transaction within the deadlines set forth in the amendment.”

EpiCept engaged SunTrust Robinson Humphrey in January 2012 to assist in exploring strategic alternatives to maximize the commercial opportunity of AmiKet™ for the treatment of CIPN following taxane-based therapy. The engagement is focused on the identification and implementation of a strategy designed to optimize AmiKet™’s value for the Company’s stockholders, which includes the evaluation of potential transactions involving the sale of the Company. EpiCept is considering various transactions to obtain additional cash resources to fund operations, including the sale or licensing of assets and the sale of equity securities. Current cash is anticipated to be sufficient to run operations into the fourth quarter of 2012. If EpiCept is unable to complete a transaction or otherwise obtain funding on a timely basis, the Company may default on its loans or be declared in default under the Loan and Security Agreement, which would entitle the Lender to sell the Company’s intellectual property and other assets. See the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012 for a further discussion of its liquidity and cash position.

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of pain and cancer. The Company’s pain portfolio includes AmiKet™, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies. The Company’s product Ceplene®, when used concomitantly with low-dose interleukin-2 (IL-2) is intended as remission maintenance therapy in the treatment of acute myeloid leukemia (AML) for adult patients who are in their first complete remission. The Company sold all of its rights to Ceplene® in Europe and certain Pacific Rim countries and a portion of its remaining Ceplene® inventory to Meda AB. Ceplene® is licensed to MegaPharm Ltd. to market and sell in Israel and EpiCept has retained its rights to Ceplene® in all other countries, including countries in North and South America. The Company has other oncology drug candidates in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myrexis, the risk that clinical trials for AmiKet™ or crolibulinTM will not be successful, the risk that AmiKet™ or crolibulinTM will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet™ on attractive terms, a timely basis or at all, the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Ceplene® will not achieve significant commercial success, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later-stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

*Azixa is a registered trademark of Myrexis, Inc.

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